Exhibit (i)(4)



                              Bingham McCutchen LLP
                               150 Federal Street
                                Boston, MA 02110

                                 August 31, 2004



Scudder Advisor Funds
One South Street
Baltimore, Maryland 21202

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019

Ladies and Gentlemen:

         We have acted as special Massachusetts counsel to Scudder Advisor Funds, a Massachusetts business trust (the "Trust") on behalf of its series, Scudder Small Cap Growth Fund (the "Fund"). You have requested that we deliver this opinion to you in connection with the Trust's Post-Effective Amendment to be filed on or about August 31, 2004 (the "Amendment") to its Registration Statement on Form N-1A with respect to the Fund's Class S Shares and Class AARP Shares of beneficial interest (collectively, the "Shares").

         In connection with the furnishing of this opinion, we have examined the following documents:

                  (a) a certificate of the Secretary of the Commonwealth of Massachusetts as to the existence of the Trust;

                  (b) copies, certified by the Secretary of the Commonwealth of Massachusetts, of the Trust's Declaration of Trust dated July 21, 1996 and each amendment thereto filed with the Secretary of the Commonwealth;

                  (c) a copy certified by the Secretary of the Trust, of the resolutions approved by the Trust's Board of Trustees at a meeting held on August 6, 2004, confirming the Fund as a series of the Trust and establishing the Fund's Class S Shares and Class AARP Shares as of August 31, 2004 and authorizing the issuance of an unlimited

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Scudder Advisor Funds
Willkie Farr & Gallagher LLP
August 31, 2004
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         number of such shares,  (collectively,  the "  Resolutions  Designating
         Series and Classes"); and

                  (d) a certificate  executed by an  appropriate  officer of the
         Trust, certifying as to, and attaching copies of, the Trust's Declaration, By-Laws and the Resolutions Designating Series and Classes.

         In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

         This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

         This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts, as applied by courts located in Massachusetts (other than Massachusetts securities laws, as to which we express no opinion), to the extent that the same may apply to or govern the transactions referred to herein. No opinion is given herein as to the choice of law or internal substantive rules of law, which any tribunal may apply to such transaction. In addition, to the extent that the Trust's Declaration or By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Trust, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Trust with such Act and such other laws and regulations. We note that the resolutions of the Trustees at the meeting held on August 6, 2004 as reviewed by us in connection with rendering this opinion are in draft form and we have assumed that such resolutions, when finalized and approved by the Trustees, will be in substantially the form attached to the certificate referenced in paragraph (d) above. We have further assumed (i) that at the time of sale, such Shares are sold at a sales price in each case in excess of the par value of the Shares, and

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Scudder Advisor Funds
Willkie Farr & Gallagher LLP
August 31, 2004
Page 3 of 3



(ii) that the Trust's Declaration of Trust and Resolutions Designating Series and Classes have not been amended, modified or withdrawn with respect to matters relating to the Shares and are in full force and effect on the date of issuance of such Shares.

         We understand that all of the foregoing assumptions and limitations are acceptable to you.

         Based upon and subject to the foregoing, please be advised that it is our opinion that:

         The Shares, when issued, sold and paid for in accordance with the Trust's Declaration of Trust, the Resolutions Designating Series and Classes and By-Laws, will be legally issued, fully paid and non-assessable, except that shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

         This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to your reliance on this opinion in connection with your opinion to the Trust with respect to the Shares and to the filing of this opinion as an exhibit to the Registration Statement.


                                                 Very truly yours,


                                                 /s/BINGHAM McCUTCHEN LLP
                                                 BINGHAM McCUTCHEN LLP